EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (Registration No. 333-XXXX) of our report dated December 14, 2006, relating to the financial statements of El Capitan Precious Metals, Inc., appearing in the Annual Report on Form 10-KSB of El Capitan Precious Metals, Inc. and subsidiary for the year ended September 30, 2006

/s/ Epstein, Weber & Conover, PLC

Scottsdale, Arizona
October 15, 2007